Exhibit 99.1

Behringer Harvard and Wood Partners Announce Development of Luxury Multifamily Community in Boston Metro Area

DALLAS, July 11, 2013 — Behringer Harvard and Wood Partners announced today that they have begun construction of a luxury multifamily community on a 2.4-acre infill site in Cambridge, Mass., a city directly northwest of downtown Boston.

Behringer Harvard Multifamily REIT I, Inc. has provided equity capital for development of a 392-unit apartment community. Tentatively called 22 Water Street, the community will consist of a 15-story residential high-rise. Construction is expected to be completed in the first quarter of 2015.

22 Water Street is adjacent to the proposed site of Massachusetts Bay Transportation Authority’s (MBTA’s) relocated Lechmere Station, which provides commuter rail services to Boston and its western suburbs. The site also offers proximity to NorthPoint, a 45-acre, master-planned neighborhood, now in development, that is expected to provide 5.2 million square feet of mixed-use space. Other nearby amenities include a broad selection of shopping, dining and entertainment venues. CambridgeSide Galleria mall, Kendall Square and TD Garden arena are all approximately one mile away.

“We are pleased to be developing this outstanding community in Cambridge with Wood Partners,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We expect that convenient access to employment centers in Cambridge and downtown Boston will appeal to our future residents.”

Developed and constructed by affiliates of Atlanta-based Wood Partners, the community will offer apartments averaging 793 square feet each, ranging from studios to units with two bedrooms and two baths. The apartments will feature nine-foot ceilings, full-size washers and dryers and condominium-quality finishes including granite countertops and stainless steel appliances. Common-area amenities will include a clubhouse with leasing office, state-of-the-art fitness center, club room, cyber café and private outdoor terrace.

“We are thrilled to be working with Behringer Harvard on this beautiful project,” said Mr. Richard Dickason, Director for Wood Partners in New England and New York. “We all worked very hard to make this project a reality, and we are proud of what we have accomplished in a very limited amount of time.”

22 Water Street will be situated in a highly desirable submarket that includes two of the nation’s top universities (Harvard University and Massachusetts Institute of Technology), as well as renowned healthcare institutions and leaders in the high-technology and biotechnology industries. Residents will be able to commute to major employment centers in or near Boston using the adjacent Lechmere Station, or via Interstate 93, Storrow Drive and Memorial Drive. MBTA bus services provide immediate connections to Harvard Square and other points north and west.

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The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 51 multifamily communities in 14 states comprising 14,048 apartment homes.

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About Wood Partners

Wood Partners is a national real estate company that acquires, develops, constructs and property-manages high-density and mixed-use communities. It was ranked the nation’s No. 2 multifamily developer in 2012, based on 5,100 unit starts. Through quality construction, responsible land development and intelligent design, Wood Partners communities reflect the aesthetic and social fabric of the community and provide a luxurious living experience at a fair price. The company has been involved in the development of more than 46,000 homes with a combined value of more than $6.8 billion nationwide. Wood Partners has offices in 16 major markets nationwide including Atlanta, Baltimore, Delray Beach, Boston, Charlotte, Dallas, Denver, Houston, New York, Newport Beach, Orlando, Phoenix, Raleigh-Durham, San Francisco, Seattle, and Washington, D.C. To learn more about Wood Partners, visit woodpartners.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	David Nesmith Richards Partners for Behringer Harvard david_nesmith@richards.com 214.891.2864

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